Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-157820, 333-150816, 333-94997, 333-52604, 333-119877, 333-145246 and 333-146661 on Form S-8 of our report dated March 9, 2009 (February 8, 2010 as to the effects of a restatement discussed in Note 2 and of discontinued operations discussed in Note 13) relating to the consolidated financial statements and financial statement schedule of Immersion Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standards No. 109, effective January 1, 2007, and (2) the restatement of the consolidated financial statements for the years ended December 31, 2008, 2007 and 2006) and our report dated March 9, 2009 (February 8, 2010, as to the effects of additional material weaknesses related to stock-based compensation expense and revenue recognition described in Management’s Report on Internal Control over Financial Reporting (as revised)) related to the effectiveness of Immersion Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses appearing in this Annual Report on Form 10-K/A of Immersion Corporation for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 8, 2010